   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 1995
                                                      REGISTRATION NO. 33-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                --------------
                             PUBLIC STORAGE, INC.
                       (FORMERLY STORAGE EQUITIES, INC.)
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
          CALIFORNIA                                     95-3551121
 (STATE OR OTHER JURISDICTION                    (I.R.S. EMPLOYER IDENTIFICATION
      OF INCORPORATION OR                                   NO.)
         ORGANIZATION)                                  HUGH W. HORNE
                                                    PUBLIC STORAGE, INC.
   600 NORTH BRAND BOULEVARD                      600 NORTH BRAND BOULEVARD
  GLENDALE, CALIFORNIA 91203-                  GLENDALE, CALIFORNIA 91203-1241
             1241                                      (818) 244-8080
        (818) 244-8080                          (NAME, ADDRESS, INCLUDING ZIP
 (ADDRESS, INCLUDING ZIP CODE,                       CODE, AND TELEPHONE
              AND                              NUMBER, INCLUDING AREA CODE, OF
  TELEPHONE NUMBER, INCLUDING                        AGENT FOR SERVICE)
          AREA CODE,
   OF REGISTRANT'S PRINCIPAL
      EXECUTIVE OFFICES)        --------------
                                  COPIES TO:
                             DAVID GOLDBERG, ESQ.
                             PUBLIC STORAGE, INC.
                     600 NORTH BRAND BOULEVARD, SUITE 300
                        GLENDALE, CALIFORNIA 91203-1241
                                --------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                --------------
  If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                           AMOUNT       PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
       TITLE OF EACH CLASS OF              TO BE         OFFERING PRICE         AGGREGATE        REGISTRATION
     SECURITIES TO BE REGISTERED         REGISTERED     PER SHARE OR UNIT    OFFERING PRICE           FEE
--------------------------------------------------------------------------------------------------------------
Preferred Stock, $.01 par value per
 share..............................       (1)(3)              (2)              (1)(2)(3)             N/A
Depositary Shares...................       (1)(3)              (2)              (1)(2)(3)             N/A
Common Stock, $.10 par value per
 share..............................       (1)(4)              (2)              (1)(2)(4)             N/A
Warrants............................       (1)(5)              (2)              (1)(2)(5)             N/A
  Total.............................    $274,634,539           (2)            $274,634,539          $94,702(6)
==============================================================================================================

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $274,634,539. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. No separate consideration will be received for any Depositary Shares representing shares of Preferred Stock of the Registrant.
(3) Subject to Footnote 1, there is being registered hereunder an indeterminate number of shares of Preferred Stock, and Depositary Shares representing a fractional interest in a share of Preferred Stock, as may be sold, from time to time, by the Registrant. In the event Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons acquiring such fractional interests and the shares of Preferred Stock will be issued to a Depositary under a Deposit Agreement. There is also being registered hereunder an indeterminate number of shares of Preferred Stock as shall be issuable upon exercise of Warrants registered hereby.
(4) Subject to Footnote 1, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant. There is also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Preferred Stock or exercise of Warrants registered hereby.
(5) Subject to Footnote 1, there is being registered hereunder an indeterminate number of Warrants representing rights to purchase Preferred Stock or Common Stock, as the case may be, registered pursuant to this Registration Statement.
(6) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
                                --------------
  PURSUANT TO RULE 429 OF THE RULES AND REGULATIONS UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS WHICH IS A PART OF THIS REGISTRATION STATEMENT WILL ALSO BE USED IN CONNECTION WITH SECURITIES REGISTERED BY REGISTRANT'S REGISTRATION STATEMENT NO. 33-49696. IN THE EVENT ANY OF SUCH PREVIOUSLY REGISTERED SECURITIES ARE OFFERED PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THEY WILL NOT BE INCLUDED IN SUCH PROSPECTUS.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

                              PUBLIC STORAGE, INC.

                   CROSS REFERENCE SHEET SHOWING LOCATION IN
                 PROSPECTUS OF INFORMATION REQUIRED BY FORM S-4

       REGISTRATION STATEMENT ITEM                LOCATION IN PROSPECTUS
       ---------------------------                ----------------------
A. Information About the Transaction

  1. Forepart of Registration
       Statement and Outside Front
       Cover Page of Prospectus........     Front Cover Page

  2. Inside Front and Outside Back
       Cover Pages of Prospectus.......     Inside Front and Outside Back
                                              Cover Pages

  3. Risk Factors, Ratio of Earnings
       to Fixed Charges and Other
       Information.....................     Risk Factors and Summary--Ratio
                                              of Earnings to Fixed Charges

  4. Terms of the Transaction.........      The Offering

  5. Pro Forma Financial Information..      Incorporation of Certain Documents
                                              by Reference

  6. Material Contacts with the
       Company Being Acquired..........     *

  7. Additional Information Required
       for Reoffering by Persons and
       Parties Deemed to be
       Underwriters....................     The Offering

  8. Interests of Named Experts and
      Counsel..........................     Legal Opinions

  9. Disclosure of Commission Position
       on Indemnification for
       Securities Act Liabilities......

B. Information About the Registrant

 10. Information with Respect to S-3
       Registrants.....................     Incorporation of Certain Documents
                                              by Reference

 11. Incorporation of Certain
       Information By Reference........     Incorporation of Certain
                                              Documents by Reference

 12. Information with Respect to S-2
       or S-3 Registrants..............     Incorporation of Certain
                                              Documents by Reference

 13. Incorporation of Certain
       Information By Reference........     Incorporation of Certain
                                              Documents by Reference

 14. Information with Respect to
       Registrants Other than S-2 or
       S-3 Registrants.................     Incorporation of Certain
                                              Documents by Reference

C. Information About the Company
     Being Acquired

 15. Information with Respect to S-3
      Companies........................     Incorporation of Certain Documents
                                            by Reference

 16. Information with Respect to S-2
       or S-3 Companies................     Incorporation of Certain
                                              Documents by Reference

 17. Information with Respect to
       Companies Other than S-2 or S-3
       Companies.......................     Incorporation of Certain
                                              Documents by Reference
D. Voting and Management Information

 18. Information if Proxies, Consents
       or Authorizations are to be
       Solicited.......................     Incorporation of Certain
                                              Documents by Reference

 19. Information if Proxies, Consents
       or Authorizations are not to be
       Solicited or in an Exchange
       Offer...........................     Incorporation of Certain
                                               Documents by Reference
--------
* Omitted as Inapplicable.

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE
SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DECEMBER 13, 1995
PROSPECTUS

                              PUBLIC STORAGE, INC.

                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS

  Public Storage, Inc. (the "Company") is registering an aggregate $300,000,000 stated amount of securities consisting of (i) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), and depositary shares (the "Depositary Shares") representing a fractional interest in a share of Preferred Stock, (ii) shares of common stock, $.10 par value per share (the "Common Stock") and (iii) warrants for the purchase of Preferred Stock or Common Stock (the "Warrants") (collectively, the "Securities") which are being offered and sold by the Company in connection with the acquisition of interests in, or notes secured by, self-service facilities offering storage space for personal and business use ("mini-warehouses") and other real properties or interests in entities that own mini-warehouses and other real properties (collectively, the "Real Estate Investments"). Unless accompanied by a supplement included in a post-effective amendment filed with, and declared effective by, the Securities and Exchange Commission, this Prospectus will not be used in connection with "roll-up transactions." See "The Offering--Roll-Up Transactions."

  The terms under which the Securities would be issued with respect to a particular transaction or transactions are set forth in the accompanying Supplement to this Prospectus (the "Prospectus Supplement"). The Preferred Stock and the Notes may be offered in one or more series on terms to be determined at the time of issuance. The applicable Prospectus Supplement will also contain information, where applicable, about any listing on a securities exchange of the Securities covered by such Prospectus Supplement.

  PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 4 IN THE PROSPECTUS.

                                   ---------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ---------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   ---------

                                         , 1995

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, filed by the Company with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act") (File No. 1-8389), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1994, as amended byForm 10-K/As dated April 4, 1995 and April 21, 1995, (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 and (iii) the Current Reports on Form 8-K datedJanuary 24, 1995, April 25, 1995 and May 22, 1995, the Current Report on Form 8-K, as amended by aForm 8-K/A, each dated June 30, 1995, and the Current Report on Form 8-K dated November 16, 1995. The financial statements included in Registration Statement No. 33-58893, filed by the Company with the Commission pursuant to the Securities Act, are also incorporated herein by reference.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such information), will be provided without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written request. Requests for such copies should be directed to Investor Services Department, Storage Equities, Inc., 600 North Brand Boulevard, Suite 300, Glendale, California 91203-1241.

                                  THE COMPANY

  The Company is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") that acquires, develops, owns and operates self-service facilities offering space for personal and business use ("mini-warehouses"). The Company is the largest owner and operator of mini-warehouses in the United States. The Company also owns and operates, to a much smaller extent, business parks containing commercial and industrial rental space. At November 16, 1995, the Company had equity interests (through direct ownership, as well as general and limited partnership and capital stock interests) in 1,044 properties located in 37 states, consisting of 1,009 mini-warehouse facilities and 35 business parks. The Company also operates 77 properties in which it has no equity interest.

  In a series of mergers among Public Storage Management, Inc. and its affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger of PSMI into the Company (the "Merger"), the Company became self-administered and self-managed, acquired substantially all of PSMI's United States real estate interests and was renamed "Public Storage, Inc."

  The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that the Company continues to qualify as a REIT, it will not be taxed, with certain limited exceptions, on the net income that is currently distributed to its shareholders (the "Shareholders"). See "Certain Federal Income Tax Considerations." The Company was incorporated in California in 1980; its principal executive offices are located at 600 North Brand Boulevard, Suite 300, Glendale, California 91203-1241. Its telephone number is (818) 244-8080.

                                 RISK FACTORS

  In evaluating the Securities, investors should consider the following factors, in addition to other matters set forth or incorporated in this Prospectus (and in the applicable Prospectus Supplement) and the Registration Statement.

CONTROL AND INFLUENCE BY THE HUGHES FAMILY

  B. Wayne Hughes, the chief executive officer of the Company, and members of his family (collectively, the "Hughes Family") beneficially own approximately 53% of the outstanding shares of Common Stock (approximately 57% upon conversion of the Company's Class B common stock, par value $.10 per share (the "Class B Common Stock")). Consequently, the Hughes Family has the ability to control all matters submitted to a vote of Shareholders, including the election of directors, amendment of the Company's restated articles of incorporation (the "Articles of Incorporation"), dissolution and the approval of other extraordinary transactions. In addition, this concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

OWNERSHIP LIMITATIONS

  Public shareholders are further limited in their ability to change control of the Company due to restrictions in the Articles of Incorporation and the Company's bylaws (the "Bylaws") on beneficial ownership. Unless such limitations are waived by the Company's board of directors (the "Board of Directors"), no Shareholder may own more than (A) 2.0% of the outstanding shares of all common stock of the Company or (B) 9.9% of the outstanding shares of any class or series of shares of preferred stock of the Company. The Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of capital stock to the extent that such shares of capital stock were beneficially owned by such person at the time of the Merger, which includes the Common Stock owned by the Hughes Family. The principal purpose of the foregoing limitations is to assist in preventing, to the extent practicable, a concentration of ownership that might jeopardize the ability of the Company to obtain the favorable tax benefits afforded a qualified REIT. An incidental consequence of such provisions is to make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of the public shareholders. Such provisions will prevent future takeover attempts which the Board of Directors has not approved even if a majority of the public shareholders deem it to be in their best interests or in which the public shareholders may receive a premium for their shares over the then market value. See "Description of Common Stock and Class B Common Stock--Ownership Limitations."

TAX RISKS

  Possible Treatment of the Merger as a Taxable Event. In connection with the Merger, Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to the Company, has delivered an opinion that for federal income tax purposes under current law, the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code. This opinion is based on certain representations made by the Company and by PSMI and its shareholders and on certain assumptions. Furthermore, this opinion is not binding on the IRS. Therefore, the IRS may contest the qualification of the Merger as a reorganization under
Section 368(a) of the Code. If such a contest were successful, the Merger would be a taxable transaction and PSMI would recognize gain in an amount equal to the excess of the fair market value of the Common Stock and the Class B Common Stock issued in the Merger over the adjusted basis of the assets transferred to the Company. As the successor to PSMI, the Company would be primarily liable for this resulting tax liability. In addition, the Merger may impact the Company's ability to continue to qualify as a REIT, whether or not the Merger qualifies as a reorganization under the Code. See "--Increase in Nonqualifying Income," "--Elimination of Any Accumulated Earnings and Profits," "--Increased Risk of Violation of Ownership Requirements," and "Certain Federal Income Tax Considerations--Consequences of the Merger on the Company's Qualification as a REIT." Subject to certain limitations, Hughes has agreed to indemnify the Company for tax liabilities of PSMI, including any tax liabilities arising directly or indirectly as a result of the Merger or related transactions.

  Increased Risk of Violation of Gross Income Requirements. As a result of the Merger, the Company performs property management services for properties in which it has no or only a partial interest. Some or all of the gross income received from these services will not be treated as income qualifying for certain REIT gross income tests applicable to the Company. In 1995 and future years, if the Company's nonqualifying income were to exceed 5% of its total gross income, the Company's REIT status may terminate for that year and future years unless the Company meets certain "reasonable cause" standards. Even if the Company meets such standards, however, it would be subject to a 100% excise tax on any excess nonqualifying net income.

  If there were no change in the Company's current revenues through acquisitions or otherwise and no other action by the Company to reduce its percentage of nonqualifying income, the Company estimates that it would not satisfy the 95% gross income test for 1996 because its nonqualifying income would represent approximately 7% of its total gross income for 1996. For a discussion of the Company's plans to reduce its percentage of nonqualifying income in 1996 and subsequent years, see "Certain Federal Income Tax Considerations--Consequences of the Merger on the Company's Qualification as a REIT--Nonqualifying Income."

  Increased Risk of Violation of Ownership Requirements. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. The value of the outstanding capital stock of the Company held by the Hughes Family is currently estimated at approximately 45% (based upon the market price at November 16, 1995 of the Common Stock and SEI's preferred stock, no discount on the Class B Common Stock and no post-closing reduction in the number of shares issued in the Merger). Accordingly, no four individuals other than the Hughes Family may own directly or constructively, in the aggregate, more than 5% of the value of outstanding capital stock of the Company. In order to assist the Company in meeting these ownership restrictions, the Articles of Incorporation and Bylaws contain the ownership limitations described under "Description of Common Stock and Class B Common Stock-- Ownership Limitations." However, even with these ownership limitations, the Company could still be in violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the Articles of Incorporation and Bylaws. Therefore, to further assist the Company in meeting the ownership restrictions, the Hughes Family has entered into an agreement with the Company restricting the Hughes Family's acquisition of additional shares of capital stock of the Company and providing that if, at any time, for any reason, more than 50% in value of its outstanding capital stock otherwise would be considered owned by five or fewer individuals, a number of shares of Common Stock owned by Wayne Hughes necessary to prevent such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. The provisions in the Articles of Incorporation and Bylaws and the agreement with Wayne Hughes are modeled after certain arrangements that the Internal Revenue Service (the "IRS") has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to the Company (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that the Company failed to enforce these various arrangements and, hence, there can be no assurance that these arrangements will necessarily preserve the Company's REIT status. No private letter ruling has been sought by the Company from the IRS with respect to the effect of these arrangements.

  Elimination of Any Accumulated Earnings and Profits. The accumulated earnings and profits, if any, of PSMI carried over to the Company in the Merger. To retain its REIT status, the Company will have to distribute all of these acquired earnings and profits, if any, on or before December 31, 1995. Accordingly, the Company will be required to accurately determine the amount of acquired earnings and profits and to increase its distributions to its shareholders in 1995 if necessary to eliminate any such earnings and profits. In connection with the Merger, a study of the earnings and profits showed that PSMI had no earnings and profits at the time of the Merger. The determination of earnings and profits depends on a number of factual matters related to the activities and operation of PSMI and its predecessors in years prior to the Merger. Accordingly, no assurances can be given that the IRS will not challenge such conclusion. If the IRS were subsequently to determine that such earnings and profits existed at the time of the Merger and the Company failed to distribute such earnings and profits by December 31, 1995, the Company may lose its REIT qualification for the year of the Merger and, perhaps, for subsequent years unless certain relief provisions apply. See "Certain Federal Income Tax Considerations-- Consequences of the Merger on the Company's Qualification as a REIT-- Elimination of any Accumulated Earnings and Profits Attributable to Non-REIT Years."

  Consequences of Failure to Qualify as a REIT. The Company has elected to be taxed as a REIT under the Code. In order for the Company to continue to qualify as a REIT under the Code, certain detailed technical requirements must be met (including certain income tests, certain limitations on types of assets the Company can own, certain operational limitations, and certain stock ownership tests). Although the Company intends to operate so that it will continue to qualify as a REIT, the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of the Company preclude any assurance that the Company will so qualify in any year. For any taxable year that the Company fails to qualify as a REIT and certain relief provisions do not apply, the Company would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to the Company for distribution to its shareholders or for reinvestment. As a result, failure of the Company to qualify during any taxable year as a REIT could have a material adverse effect upon the Company and its shareholders. Furthermore, unless certain relief provisions apply, the Company would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which the Company fails to qualify.

  Corporate Level Tax on Sale of Certain Built-in Gain Assets. The Company will be subject to a corporate level tax if it disposes of any of the assets acquired in the Merger at any time during the 10-year period beginning at the time of the Merger (the "Restriction Period"). This tax would be imposed at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value at the time of the Merger of the assets disposed of and (b) the selling price of such assets over (ii) the Company's adjusted basis at the time of the Merger in such assets (such excess being referred to as the "Built-in Gain"). The Company currently does not intend to dispose of any of the assets acquired in the Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur. See "Certain Federal Income Tax Considerations--Tax Treatment of the Merger--Built-in Gain Rules."

OPERATING RISKS

  General Risks of Real Estate Ownership. The Company is subject to the risks generally incident to the ownership of real estate-related assets, including lack of demand for rental spaces in a locale, changes in general economic or local conditions, changes in supply of or demand for similar or competing facilities in an area, the impact of environmental protection laws, changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive and changes in tax, real estate and zoning laws.

  Competition Among Mini-Warehouses. Most of the Company's properties are mini-warehouses. Competition in the market areas in which the Company operates is significant and has affected the occupancy levels, rental rates and operating expenses of certain of the Company's properties. Competition may be accelerated by any increase in availability of funds for investment in real estate. Recent increases in plans for development of mini-warehouses is expected to further intensify competition among mini-warehouse operators in certain market areas.

  Risk of Environmental Liabilities. Under various federal, state and local laws, regulations and ordinances (collectively, "Environmental Laws"), an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain Environmental Laws impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from a property. An owner or operator of real estate or real estate interests also may be liable under certain Environmental Laws that govern activities or operations at a property having adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous or toxic wastes. In some cases, liability may not be limited to the value of the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

  The Company has recently conducted preliminary environmental assessments of most of its properties (and intends to conduct such assessments in connection with property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, such properties. Such assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with these recent property assessments, the Company's operations and recent property acquisitions, the Company has become aware that prior operations or activities at certain facilities or from nearby locations have or may have resulted in contamination to the soil and/or groundwater at such facilities. In this regard, certain such facilities are or may be the subject of federal or state environmental investigations or remedial actions. The Company has obtained with respect to recent acquisitions, and intends to obtain with respect to pending or future acquisitions, appropriate purchase price adjustments or indemnifications that it believes are sufficient to cover any such potential liabilities. Although there can be no assurance, based on the recent preliminary environmental assessments, the Company believes it has funds available to cover any liability from environmental contamination or potential contamination and the Company is not aware of any environmental contamination of its facilities material to its overall business or financial condition.

  Tenant Reinsurance. A corporation owned by the Hughes Family continues to reinsure policies insuring against losses to goods stored by tenants in the mini-warehouses operated by the Company. The Company believes that the availability of insurance reduces its potential liability to tenants for losses to their goods from theft or destruction. This corporation will continue to receive the premiums and bear the risks associated with the insurance. The Company has a right of first refusal to acquire the stock or assets of this corporation if the Hughes Family or the corporation agree to sell them, but the Company has no interest in its operations and no right to acquire the stock or assets of the corporation in the absence of a decision to sell. If the reinsurance business were owned directly by the Company, the insurance premiums would be nonqualifying income to the Company. The Company would be precluded from exercising its right of first refusal with respect to the stock of the reinsurance corporation if such exercise would cause the Company to violate any of the requirements for qualification as a REIT under the Code.

  Canadian Operations. The Hughes Family continues to own and operate mini-warehouses in Canada. The Company has a right of first refusal to acquire the stock or assets of the corporation engaged in these operations if the Hughes Family or the corporation agree to sell them, but the Company has no interest in its operations and no right to acquire the stock or assets in the absence of a decision to sell.

  PSCP. Prior to the Merger, Public Storage Commercial Properties Group, Inc. ("PSCP"), a subsidiary of PSMI, managed commercial properties for the Company and others. Because certain of the revenues generated by PSCP would be nonqualifying income to the Company, prior to the Merger, the common stock of PSCP held by PSMI was converted into nonvoting preferred stock (representing 95% of the equity) and the voting common stock of PSCP (representing 5% of the equity) was issued to the Hughes Family. While the Company acquired the preferred stock of PSCP in the Merger, the Hughes Family is able to continue to control the operations of PSCP by reason of their ownership of its voting stock.

  Merchandise Company. Prior to the Merger, PSMI sold locks, boxes and tape to tenants to use in securing their rented spaces and moving their goods. Because the revenues received from the sale of these items would be nonqualifying income to the Company, immediately prior to the Merger PSMI transferred this lock and box business to a separate corporation (the "Lock/Box Company"). In the Merger, the Company acquired the nonvoting preferred stock of the Lock/Box Company (representing 95% of the equity). The voting common stock of the Lock/Box Company (representing 5% of the equity) was issued to the Hughes Family, who will be able to control the operations of the Lock/Box Company by reason of their ownership of its voting stock.

  Liabilities with Respect to Acquired General Partner Interests. Upon succeeding to substantially all of the properties and operations of PSMI in the Merger, there may be certain liabilities and associated costs suffered by the Company in its capacity as general partner of former PSMI limited partnerships arising out of facts and circumstances in existence prior to the Merger, and the Company will also have general partner liability for post-Merger activities of these partnerships, as it does for other partnership as to which it is a general partner. Subject to certain limitations, Hughes has agreed to indemnify the Company for pre-Merger activities and the Class B Common Stock will be placed in escrow to support such indemnification.

FINANCING RISKS

  Dilution and Subordination. The interest of Shareholders, including persons who acquire Securities in this offering, can be diluted through the issuance of additional securities.

  Since October 1992 the Company has issued shares of Preferred Stock and intends to issue additional such shares. These issuances could involve certain risks to holders of shares of Common Stock. In the event of a liquidation of the Company, the holders of the Preferred Stock will be entitled to receive, before any distribution of assets to holders of Common Stock, liquidating distributions (an aggregate of approximately $366,350,000 in respect of Preferred Stock issued to date), plus any accrued and unpaid dividends. Holders of preferred stock are entitled to receive, when declared by the Board of Directors, cash dividends (an aggregate of approximately $35 million per year in respect of Preferred Stock issued to date, in preference to holders of Common Stock. As a REIT, the Company must distribute to its Shareholders (which include not only holders of Common Stock but also holders of Preferred Stock) for each taxable year at least 95% of its annual taxable income. Failure to pay full dividends on the Preferred Stock could jeopardize the Company's qualification as a REIT. See "Description of Preferred Stock" and "Certain Federal Income Tax Considerations--Tax Treatment of the Company."

  Risk of Leverage. In making real estate investments, the Company has incurred and may continue to incur indebtedness to the extent believed appropriate. The incurrence of indebtedness increases the risk of loss of the investment.

RISKS TO INVESTORS IN AFFILIATED ENTITIES

  Securities may be issued under this Prospectus to investors in entities affiliated with the Company. Because of the affiliation between the Company and the affiliated entities, the terms of the transactions will not be negotiated at arms' length and may not be as favorable to the investors in the affiliated entities as could be obtained in transactions with unaffiliated parties.

SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. Upon completion of certain post-Merger adjustments, it is estimated that there will be approximately 72 million shares of Common Stock and seven million shares of Class B Common Stock outstanding. Of these shares, approximately 42 million shares of Common Stock outstanding prior to the Merger are tradeable without restriction (except those applicable to affiliates of the Company) or further registration under the Securities Act. The remaining approximately 36.4 million shares of Common Stock and seven million shares of Class B Common Stock were issued in the Merger without registration under the Securities Act in reliance on an exemption from registration and are "restricted securities" within the meaning of Rule 144 adopted under the Act (the "Restricted Shares"). The beneficial owners of 15.5 million of the Restricted Shares

(including all of the Class B Common Stock) have agreed not to offer, sell or otherwise dispose (except for gifts and pledges) of any of their shares for a period of three years following the Merger, in the case of the Common Stock, or for seven years following the Merger, in the case of the Class B Common Stock. Upon expiration of such periods, each will be entitled to sell his or her shares in the public market subject to Rule 144, which contains certain public information, volume, holding period and manner of sale requirements. The remaining approximately 27.9 million Restricted Shares will be available for sale in the public market pursuant to Rule 144, subject to the foregoing requirements that include, as the Rule is currently in effect, a two-year holding period. Sales of substantial amounts of such Common Stock in the public market could adversely affect the market price of the Common Stock.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and preferred stock dividends. Earnings consists of net income before minority interest in income, loss on early extinguishment of debt and gain on disposition of real estate plus fixed charges (other than preferred stock dividends) less the portion of minority interest in income which does not contribute to fixed charges.

                                  FOR THE
                                NINE MONTHS
                                   ENDED
                               SEPTEMBER 30,  FOR THE YEAR ENDED DECEMBER 31,
                               ------------- ----------------------------------
                                1995   1994   1994   1993   1992   1991   1990
                               ------ ------ ------ ------ ------ ------ ------
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends.............   2.07   2.31    2.22   2.40   2.89   2.71   2.79

                                 THE OFFERING

  The Securities that are being offered from time to time by this Prospectus consist of shares of Preferred Stock, issuable in series, Depositary Shares, shares of Common Stock, Warrants for the purchase of Preferred Stock and Common Stock, aggregating $300,000,000 stated amount (collectively, the "Securities").

SECURITIES TO BE ISSUED

  The Company is issuing the Securities in connection with the acquisition of Real Property Investments. The consideration for any acquisition may consist of cash, Securities, assumption of liabilities, or a combination thereof, as determined from time to time by negotiation.

  The Preferred Stock and Depositary Shares will be issued in one or more series with such terms, including dividend rates, maturity, security, subordination, terms of redemption and payment and conversion rights, as the Board of Directors of the Company determines by resolution prior to the issuance of shares of Preferred Stock of any particular series. See "Description of Common Stock and Class B Common Stock" and "Description of Preferred Stock."

  The terms under which the Securities would be issued with respect to a particular transaction or transactions are set forth in the accompanying Prospectus Supplement, other than in the transaction described below.

  The Company intends to issue          shares of convertible Preferred Stock
pursuant to this Prospectus to Boston Safe Deposit and Trust Company, as Trustee of the Kodak Retirement Income Plan in exchange for a limited partnership interest in Public Storage Institutional Fund, a partnership in which the Company is also a general partner. This convertible Preferred Stock (i) in preference to the holders of shares of the Common Stock and any other capital stock ranking junior to the convertible Preferred Stock, as to payment of dividends,
provides for dividends of $   per quarter, (ii) is convertible at the option
of the holder at any time into Common Stock at a conversion price computed by
dividing (A)   % of the "Adjusted Property Value" (as defined) by (B) the closing price of the Common Stock for a specified period (the "Conversion Price") and (iii) will automatically convert into Common Stock at the Conversion Price on the fourth anniversary of the issuance of the convertible Preferred Stock.

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the convertible Preferred Stock will be entitled to receive out of the Company's assets available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock ranking as to such distributions junior to the convertible Preferred Stock, liquidating
distributions, a liquidation preference equal to the greater of (i) $   plus
all accrued and unpaid dividends and (ii) the Conversion Price.

ROLL-UP TRANSACTIONS

  Unless accompanied by a supplement included in a post-effective amendment filed with, and declared effective by, the Commission, this Prospectus will not be used in connection with "roll-up transactions" (as defined in item 901(c) of Commission Regulation S-K). Accordingly, unless accompanied by such a supplement, this Prospectus does not represent an offer or a solicitation in a roll-up transaction (as defined above).

RESALE OF SECURITIES

  Unless the transaction is subject to the provisions of Rule 145 under the Securities Act as described below, a person who receives shares of Securities in exchange for Real Property Investments may publicly resell the securities, if he or she is not an affiliate (within the meaning of Rule 144 under the Securities Act) of the Company. If he or she is an affiliate of the Company, the resale of such securities must generally be accomplished only with a prospectus included in a registration statement filed under the Securities Act or under paragraphs (c), (e), (f), and (g) of Rule 144, as described below.

  Some of the Real Property Investments will be owned by limited partnerships and other entities. If the transfer of the Real Property Investments in exchange for the Securities requires the approval of the limited partners (or other holders of the entity's securities) of the selling entity, and if the transfer is part of a plan to distribute the Securities to the limited partners or other equity owners, the recipients of the Securities who are affiliates of the selling entity will be subject to certain resale restrictions under Rule 145 under the Securities Act. (Limited partners are generally not affiliates of a limited partnership.) During the two years following the issuance of the Securities, these affiliates may publicly resell those securities generally only in accordance with the requirements of paragraph (c), (e), (f) and (g) of Rule 144. These paragraphs generally require that there be available current public information about the Company, that aggregate sales not exceed certain volume limitations and that sales occur in unsolicited brokerage transactions. These restrictions may significantly limit the ability of the holder of the Securities to resell them during the two year period. After the Securities have been held for two years by the holder of the entity's securities (including the period during which the Securities are held by the entity before being distributed to the entity's holders), the Securities may be sold without limitation provided that the seller is not an affiliate of the Company and that there is available current public information about the Company. The holding period of any Common Stock that is issued on conversion of Securities that are convertible is deemed to include the period during which such Securities are held. However, the holding period of any Common or Preferred Stock that is purchased upon exercise of the Warrants does not include the holding period of the Warrants.

             DESCRIPTION OF COMMON STOCK AND CLASS B COMMON STOCK

  The Company is authorized to issue 200,000,000 shares of Common Stock and 7,000,000 shares of Class B Common Stock. At November 16, 1995, the Company had outstanding 65,652,073 shares of Common Stock (exclusive of shares issuable upon conversion of the Company's convertible preferred stock and shares subject to options) and had agreed to issue (i) subject to certain conditions, 7,000,00 shares of Class B Common Stock and (ii) subject to resolution of certain post-Merger adjustments, an additional 6,412,210 shares of Common Stock.

COMMON STOCK

  The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of the Preferred Stock or upon the exercise of the Warrants. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation and the Company's Bylaws (the "Bylaws").

  Holders of Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on outstanding preferred stock. See "Description of Preferred Stock." Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding preferred stock. Holders of Common Stock have no preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date.

  Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to such holders for a vote, with the exception that they have cumulative voting rights with respect to the election of the Board of Directors, in accordance with California law. Cumulative voting means that each holder of Common Stock is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A holder of Common Stock may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as he or she chooses. The outstanding shares of Common Stock are, and additional shares of Common Stock will be, when issued, fully paid and nonassessable.

OWNERSHIP LIMITATIONS

  For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain its qualification as a REIT, the Articles of Incorporation provide certain restrictions on the shares of capital stock that any Shareholder may own.

  The Articles of Incorporation and Bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 2.0% of the outstanding shares of all Common Stock or (B) 9.9% of the outstanding shares of any class or series of shares of Preferred Stock. The Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of capital stock to the extent that such shares of capital stock were beneficially owned by such person (including the Hughes Family) at the time of the Merger. However, in determining whether an acquisition of shares after the Merger violates the Articles of Incorporation or Bylaws, Shareholders will be subject to these ownership limitations. This ownership limitation is necessary in order to assist in preserving the Company's REIT status in view of the Hughes Family's substantial ownership interest in the Company. See "Risk Factors--Ownership Limitations" and "Certain Federal Income Tax Considerations--Tax Treatment of the Company."

  The Board of Directors, in its sole and absolute discretion, may grant an exception to the ownership limits to any person so requesting, so long as (A) the Board of Directors has determined that, after giving effect to (x) an acquisition by such person of beneficial ownership (within the meaning of the Code) of the maximum amount of capital stock of the Company permitted as a result of the exception to be granted and (y) assuming that the four other persons who would be treated as "individuals" for the purposes of Section 542(a)(2) of the Code and who would beneficially own the largest amounts of capital stock of the Company (determined by value) beneficially own the maximum amount of capital stock of the Company permitted under the ownership limits (or any exceptions to the ownership limits granted with respect to such persons), the Company would not be "closely held" within the meaning of
Section 856(h) of the Code and would not otherwise fail to qualify as a REIT, and (B) such person provides to the Board of Directors such representations and undertakings as the Board of Directors may require. Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's capital stock if such ownership or acquisition (i) would cause more than 50% in value of the Company's outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in the Company's capital stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in the Company failing to qualify as a REIT.

  The Articles of Incorporation and Bylaws provide that, if any holder of the Company's capital stock purports to transfer shares to a person or there is a change in the capital structure of the Company or other event and either the transfer, the change in capital structure or such other event would result in the Company failing to qualify as a REIT, or such transfer, the change in capital structure or such other event would cause the transferee to hold shares in excess of the applicable ownership limit, then the stock being transferred (or in the case of an event other than a transfer, the stock beneficially owned) which would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by the Company that the shares have been transferred to a trust shall be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee of the trust will have all rights to dividends with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. Within 20 days of receiving notice from the Company that shares of capital stock have been transferred to the trust, the trustee shall designate a transferee of such stock so long as such shares of stock would not violate the restrictions on ownership or transfer in the Articles of Incorporation or Bylaws in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or (ii) if the transfer or other event that resulted in the transfer of the shares of the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

  In addition, the Bylaws provide the Board of Directors with the power to prevent the transfer of shares of capital stock or to redeem shares of capital stock if the Board of Directors determines in good faith that such action is necessary to preserve Company's REIT status.

CLASS B COMMON STOCK

  The Class B Common Stock (i) does not participate in distributions on the Common Stock until the later to occur of (x) funds from operations ("FFO") per Common Share (as defined below) aggregating $1.80 during any period of four consecutive calendar quarters or (y) January 1, 2000; thereafter, the Class B Common Stock will participate in distributions (other than liquidating distributions) at the rate of 97% of the per share distributions on the Common Stock, provided that cumulative distributions of at least $.22 per quarter (beginning with the 4th quarter of 1995) per share have been paid on the Common Stock, (ii) does not participate in liquidating distributions, (iii) is not entitled to vote (except as expressly required by California law) and (iv) will automatically convert into Common Stock, on a share for share basis, upon the later to occur of (A) FFO per Common Share aggregating $3.00 during any period of four consecutive calendar quarters or (B) January 1, 2003.

  For these purposes:

    1) FFO means net income (loss) (computed in accordance with GAAP) before
  (i) gain (loss) on early extinguishment of debt, (ii) minority interest in income and (iii) gain (loss) on disposition of real estate, adjusted as follows: (i) plus depreciation and amortization (including the Company's pro-rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the Merger (including property management agreements and goodwill)), and (ii) less FFO attributable to minority interest. FFO is a supplemental performance measure for equity REITs as defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The NAREIT definition does not specifically address the treatment of minority interest in the determination of FFO or the treatment of the amortization of property management agreements and goodwill. In the case of the Company, FFO represents amounts attributable to Shareholders after deducting amounts attributable to the minority interests and before deductions for the amortization of property management agreements and goodwill. FFO does not take into consideration scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company. Accordingly, FFO is not a substitute for the Company's cash flow or net income as a measure of its liquidity or operating performance or ability to pay distributions.

    2) FFO per Common Share means FFO less Preferred Stock dividends (other than dividends on convertible preferred stock) divided by the outstanding weighted average shares of Common Stock assuming conversion of all outstanding convertible securities and the Class B Common Stock.

                        DESCRIPTION OF PREFERRED STOCK

  The Company is authorized to issue 50,000,000 shares of Preferred Stock. At November 16, 1995, the Company had outstanding 13,437,200 shares of Preferred Stock. The Articles of Incorporation provide that the Preferred Stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of Preferred Stock. Holders of Preferred Stock have no preemptive rights. The outstanding shares of Preferred Stock are, and additional shares of Preferred Stock will be, when issued, fully paid and nonassessable.

  The issuance of Preferred Stock with special voting rights (or Common Stock) could be used to deter attempts by a single Shareholder or group of Shareholders to obtain control of the Company in transactions not approved by the Board of Directors. The Company has no intention to issue the preferred stock (or Common Stock) for such purposes.

OUTSTANDING PREFERRED STOCK

  At November 16, 1995, the Company had eight series of Preferred Stock outstanding: six series of senior Preferred Stock (the "Senior Preferred Stock") and two series of convertible Preferred Stock. In all respects, each of the series of Senior Preferred Stock ranks on a parity with each other and is senior to both series of convertible Preferred Stock. Each of the series of Senior Preferred Stock (i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the Common Stock and any other capital stock ranking junior to the Senior Preferred Stock as to payment of dividends (including both series of convertible Preferred Stock), provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 9.2% to 10% per year in the case of the seven series of fixed rate Preferred Stock and a rate adjustable quarterly ranging from 6.75% to 10.75% per year in the case of a series of adjustable rate Preferred Stock) and (iii) is subject to redemption, in whole or in part, at the option of the Company at a cash redemption price of $25.00 per share, plus accrued and unpaid dividends (on and after June 30, 1999 in the case of the adjustable rate Preferred Stock and on or after various dates between September 30, 2002 and April 30, 2005 in the case of the series of fixed rate Preferred Stock).

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each of the series of Senior Preferred Stock will be entitled to receive out of the Company's assets available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock ranking as to such distributions junior to the Senior Preferred Stock (including both series of convertible Preferred Stock), liquidating distributions in the amount of $25.00 per share, plus all accrued and unpaid dividends.

  Except as expressly required by law and in certain other limited circumstances, the holders of the Senior Preferred Stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of the Senior Preferred Stock (and any other series of Preferred Stock ranking on a parity therewith), voting as a single class, is required to authorize another class of shares senior to such Preferred Stock.

  In all respects, each of the series of convertible Preferred Stock ranks on a parity with each other and is senior to the Common Stock. One of the series of the convertible Preferred Stock (i) has a stated value of $25.00 per share,
(ii) in preference to the holders of shares of the Common Stock and any other capital stock ranking junior to the convertible Preferred Stock as to payment of dividends, provides for cumulative quarterly dividends at an annual rate of 8.25% of the stated value thereof, (iii) is convertible at the option of the holder at any time into Common Stock at a conversion price of 1.6835 shares of Common Stock for each share of such convertible Preferred Stock (subject to adjustment in certain circumstances) and (iv) after July 1, 1998, under certain circumstances, is redeemable for Common Stock at the option of the Company, in whole or in part, at a redemption price of 1.6835 shares of Common Stock for each share of such convertible Preferred Stock (subject to adjustment in certain circumstances).

  The other series of convertible Preferred Stock (i) has no stated value,
(ii) in preference to the holders of shares of the Common Stock and any other capital stock ranking junior to the convertible preferred stock as to payment of dividends, provides for dividends at a rate adjustable quarterly with a minimum annual rate of 5% per year of the minimum liquidation preference,
(iii) is convertible at the option of the holder at any time into Common Stock at a conversion price adjustable quarterly and (iv) on June 30, 2002 will be automatically converted into Common Stock at a conversion price determined as of the time of conversion.

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the convertible Preferred Stock will be entitled to receive out of the Company's assets available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock ranking as to such distributions junior to the convertible Preferred Stock, liquidating distributions (i) in the amount of $25.00 per share, plus all accrued and unpaid dividends, in the case of one of the series of convertible Preferred Stock and (ii) a minimum liquidation preference of $31,200,000, plus all accrued and unpaid dividends, in the case of the other series of convertible Preferred Stock.

  Except as expressly required by law and in certain other limited circumstances, the holders of the convertible Preferred Stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of one of the series of convertible Preferred Stock and at least 50% of the outstanding shares of the other series is required to authorize another class of shares senior to the convertible Preferred Stock and junior to the Senior Preferred Stock.

OWNERSHIP LIMITATIONS

  For a discussion of the ownership limitations that apply to Preferred Stock, see "Description of Common Stock and Class B Common Stock--Ownership Limitations."

FUTURE SERIES OF PREFERRED STOCK

  The following description of Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation (including the applicable form of Certificate of Determination) and Bylaws.

  Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including, where applicable, the following: (1) the title and stated value of such Preferred Stock; (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock; (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (4) the date from which dividends on such Preferred Stock shall accumulate, if applicable; (5) the provision for a sinking fund, if any, for such Preferred Stock; (6) the provision for redemption, if applicable, of such Preferred Stock; (7) any listing of such Preferred Stock on any securities exchange; (8) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof); (9) the voting rights, if any, of such Preferred Stock; (10) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; (11) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (12) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company.

  Ranking. The ranking of the Preferred Stock is set forth in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, such Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, rank (i) senior to the Common Stock, any additional class of common stock and any series of Preferred Stock expressly made junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company; (ii) on a parity with all Preferred Stock previously issued by the Company the terms of which specifically provide that such Preferred Stock rank on a parity with the Preferred Stock offered hereby with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all Preferred Stock previously issued by the Company the terms of which specifically provide that such Preferred Stock rank senior to the Preferred Stock offered hereby with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

  Dividends. Holders of shares of the Preferred Stock of each series offered hereby shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors.

  Dividends on any series of the Preferred Stock offered hereby may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  No dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period.

  Any dividend payment made on shares of a series of Cumulative Preferred Stock offered hereby shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

  Redemption. If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Stock offered hereby that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, no shares of any series of Preferred Stock offered hereby shall be redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed unless, in each case, (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

  If fewer than all of the outstanding shares of Preferred Stock of any series offered hereby are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

  Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless the Company defaults in providing funds for the payment of the redemption price on such date, all dividends on the Preferred Stock called for redemption will cease. From and after the redemption date, unless the Company so defaults, all rights of the holders of the Preferred Stock as shareholders of the Company, except the right to receive the redemption price (but without interest), will cease.

  Subject to applicable law and the limitation on purchases when dividends on Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of Preferred Stock in the open market, by tender or by private agreement.

  Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to any series of the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such

Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such series of Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

  Voting Rights. Holders of the Preferred Stock offered hereby will not have any voting rights, except as set forth below or as otherwise expressly required by law or as indicated in the applicable Prospectus Supplement.

  If the equivalent of six quarterly dividends payable on any series of Preferred Stock are in default (whether or not declared or consecutive), the holders of all such series of Preferred Stock, voting as a single class with all other series of Preferred Stock upon which similar voting rights have been conferred and are exercisable, will be entitled to elect two additional directors until all dividends in default have been paid or declared and set apart for payment.

  Such right to vote separately to elect directors shall, when vested, be subject, always, to the same provisions for vesting of such right to elect directors separately in the case of future dividend defaults. At any time when such right to elect directors separately shall have so vested, the Company may, and upon the written request of the holders of record of not less than 20% of the total number of preferred shares of the Company then outstanding shall, call a special meeting of Shareholders for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws, provided that the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of Shareholders, and the holders of all classes of outstanding preferred stock are offered the opportunity to elect such directors (or fill any vacancy) at such annual meeting of shareholders. Directors so elected shall serve until the next annual meeting of Shareholders or until their respective successors are elected and qualify. If, prior to the end of the term of any director so elected, a vacancy in the office of such director shall occur, during the continuance of a default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former director by the appointment of a new director by the remaining director or directors so elected.

  The affirmative vote or consent of the holders of at least a majority of the outstanding shares of each series of Preferred Stock will be required to amend or repeal any provision of or add any provision to, the Articles of Incorporation, including the Certificate of Determination, if such action would materially and adversely alter or change the rights, preferences or privileges of such series of Preferred Stock.

  No consent or approval of the holders of any series of Preferred Stock offered hereby will be required for the issuance from the Company's authorized but unissued Preferred Stock of other shares of any series of Preferred Stock ranking on a parity with or junior to such series of Preferred Stock, or senior to a series of Preferred Stock expressly made junior to other series of Preferred Stock as to payment of dividends and distribution of assets, including other shares of such series of Preferred Stock.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

  Conversion Rights. The terms and conditions, if any, upon which shares of any series of Preferred Stock offered hereby are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

                     DESCRIPTION OF THE DEPOSITARY SHARES

  The Company may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary and the holders of the Depositary Receipts. Certificates evidencing Depositary Shares ("Depositary Receipts") will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

  The summary of terms of the Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, the Articles of Incorporation and the form of Certificate of Determination for the applicable series of Preferred Stock.

DIVIDENDS

  The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of the Company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

LIQUIDATION PREFERENCE

  In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

REDEMPTION

  If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever the Company redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from the Company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

VOTING

  Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

  Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any dissolution of the Company and such distribution has been made to all the holders of Depositary Shares.

CHARGES OF DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, and redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

MISCELLANEOUS

  The Depositary will forward to the holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

  Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the Depositary Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor the Company will liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

  Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account, for Federal income tax purposes, income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition,
(i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                            DESCRIPTION OF WARRANTS

  The Company has no Warrants outstanding (other than options issued under the Company's stock option plans). The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, number and terms of the shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock, if any, will be separately transferable; (7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; and (10) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his or her particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities, except as discussed under "--Taxation of Shareholders." Certain federal income tax considerations relevant to holders of the Securities may be provided in the applicable Prospectus Supplement relating thereto.

  EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OR HER TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAX TREATMENT OF THE COMPANY

  If certain detailed conditions imposed by the Code and the related Treasury regulations are met, an entity, such as the Company, that invests principally in real estate and that otherwise would be taxed as a corporation may elect to be treated as a REIT. The most important consequence to the Company of being treated as a REIT for federal income tax purposes is that this enables the Company to deduct dividend distributions to its shareholders, thus effectively eliminating the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends.

  The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Code, beginning with its fiscal year ending December 31, 1981. That election will continue in effect until it is revoked or terminated. The Company believes that it has qualified during each of the fiscal years for which an election has been in effect, and currently qualifies, as a REIT, and the Company expects to continue to be taxed as a REIT for federal income tax purposes. While the Company intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of the Company, no assurance can be given by the Company that the Company will qualify as a REIT in any particular year.

  Technical Requirements for Taxation as a REIT. The following is a very brief overview of certain of the technical requirements that the Company must meet on an ongoing basis in order to continue to qualify as a REIT. This summary is qualified in its entirety by the applicable Code provisions, Treasury regulations and administrative and judicial interpretations thereof.

  1. The capital stock must be widely-held and not more than 50% of the value of the capital stock may be held by five or fewer individuals (determined after giving effect to various ownership attribution rules). See "-- Consequences of Merger on the Company's Qualification as a REIT--Violation of Ownership Requirements."

  2. The Company's gross income must meet three income tests:

    (a) at least 75% of the gross income must be derived from specified real estate sources (including "rents from real property" and, in certain circumstances, interest);

    (b) at least 95% of the gross income must be from the real estate sources includable in the 75% income test, and/or from dividends, interest, or gains from the sale or disposition of stock or securities not held for sale in the ordinary course of business; and

    (c) less than 30% of the gross income may be derived from the sale of real estate assets held for less than four years, from the sale of certain "dealer" property, or from the sale of stock or securities held for less than one year.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. The Company anticipates that none of its gross annual income will be attributable to rents that are based in whole or in part on the income of any person (excluding rents based on a percentage of receipts or sales, which, as described above, are permitted). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). The Company does not anticipate that it will receive income from Related Party Tenants. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." The Company does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" which is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Any services with respect to certain Properties that the Company believes may not be provided by the Company directly without jeopardizing the qualification of rent as "rents from real property" will be performed by "independent contractors."

  See "--Consequences of the Merger on the Company's Qualification as a REIT-- The Company's Assumption of Management Activities With Respect to its Properties," "--Consequences of the Merger on the Company's Qualification as a REIT--Nonqualifying Income," and "--Consequences of the Merger on the Company's Qualification as a REIT--Acquisition of Affiliated Partnership Interests in the Merger" for a discussion of specific aspects of the Merger that may impact upon the Company's ability to satisfy the 95% gross income test.

  3. Generally, 75% of the value of the Company's total assets must be represented by real estate, mortgages secured by real estate, cash, or government securities (including its allocable share of real estate assets held by any partnerships in which the Company owns an interest). Not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. The 5% test generally must be met for any quarter in which the Company acquires securities of an issuer. The Company believes that it satisfies these tests. In this regard, however, the 10% voting stock prohibition will preclude the Company from controlling the operations of PSCP and the Lock/Box Company (in which the Company will own 95% of the equity in the form of non-voting stock and the Hughes Family will own 5% of the equity but 100% of the voting stock) or PSCC (in which the Company will own a less than 10% equity interest) and may preclude the Company from exercising its rights of first refusal with respect to the corporations owning the Canadian operations and the reinsurance business.

  4. The Company must distribute to its shareholders in each taxable year an amount at least equal to 95% of the Company's "REIT Taxable Income" (which is generally equivalent to net taxable ordinary income). Under certain circumstances, the Company can rectify a failure to meet the 95% distribution test by paying dividends after the close of a particular taxable year.

  In years prior to 1990, the Company made distributions in excess of its REIT Taxable Income. During 1990, the Company reduced its distribution to its shareholders to permit the Company to make an optional reduction in short-term borrowings (which previously had been used to fund distributions to its shareholders). As a result, distributions paid by the Company in 1990 were less than 95% of the Company's REIT Taxable Income for 1990. The Company has satisfied the REIT distribution requirements for 1990, 1991, 1992, 1993 and 1994 by attributing distributions in 1991, 1992, 1993, 1994 and 1995 to the prior year's taxable income. The Company may be required, over each of the next several years, to make distributions after the close of a taxable year and to attribute those distributions to the prior year, but shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they were actually made. The extent to which the Company will be required to attribute distributions to the prior year will depend on the Company's operating results and the level of distributions as determined by the Board of Directors. Reliance on subsequent year distributions could cause the Company to be subject to certain penalty taxes. In that regard, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such calendar year, (ii) 95% of its REIT capital gain net income for such calendar year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed during such calendar year (not taking into account distributions made in subsequent years but attributed to such calendar year). The Company intends to comply with this 85% distribution requirement in an effort to minimize any excise tax. Any distributions required to be made by the Company in order to eliminate any accumulated earnings and profits of PSMI would not be counted in determining whether the Company satisfies the 95% distribution test and could adversely impact upon the Company's ability to satisfy the 95% distribution test. See "--Consequences of the Merger on the Company's Qualification as a REIT-- Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years."

  For purposes of applying the income and asset tests mentioned above, a REIT is considered to own a proportionate share of the assets of any partnership in which it holds a partnership interest. See "--Consequences of the Merger on the Company's Qualification as a REIT--Acquisition of Affiliated Partnership Interests in the Merger".

  Applicable Federal Income Tax. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it distributes currently to shareholders. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a lease or a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed above), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test.

  Under the "Built-in Gain Rules" of IRS Notice 88-19, 1988-1 C.B. 486, the Company will be subject to a corporate level tax if it disposes of any of the assets acquired in the Merger at any time during the 10-year period beginning on the closing date of the Merger (the "Restriction Period"), assuming the Company makes the election pursuant to the Built-in Gain Rules (or applicable future administrative rules or Treasury regulations) to have the 10-year rule apply. This tax would be imposed on the Company at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of
(i) the lesser of (a) the fair market value at the time of the Merger of the assets disposed of and (b) the selling price of such assets over (ii) the Company's adjusted basis in such assets at the time of the Merger (such excess being referred to as the "Built-in Gain"). The Company currently does not intend to dispose of any of the assets acquired in the Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur. If the Company does not make the election to have the 10-year rule apply, PSMI would be taxed on the Built-in Gain at the time of the Merger at regular corporate tax rates and the Company, as the successor to PSMI in the Merger, would succeed to the liability for that tax.

  Failure to Qualify as a REIT. For any taxable year that the Company fails to qualify as a REIT and the relief provisions do not apply, the Company would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distribution to its shareholders. Those taxes would reduce the amount of cash available to the Company for distributions to its shareholders or for reinvestment. As a result, failure of the Company to qualify during any taxable year as a REIT could have a material adverse effect upon the Company and its shareholders.

  Termination of REIT Election. The Company's election to be treated as a REIT will terminate automatically if the Company fails to meet the REIT qualification requirements described above. If a termination (or a voluntary revocation) occurs, unless certain relief provisions apply, the Company would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which the Company's election was terminated (or revoked). If the Company loses its REIT status, but later qualifies and elects to be taxed as a REIT again, the Company may face significant adverse tax consequences. Immediately prior to the effectiveness of the election to return to REIT status, the Company would be treated as if its disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to the Company's appreciated assets. (The Company would, however, be permitted to elect an alternative treatment under which the gains would be taken into account only as and when they actually are recognized upon sales of the appreciated property occurring within the 10-year period after return to REIT status. The Company would not receive the benefit of a dividends paid deduction to reduce any such taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation, at the corporate as well as the shareholder level.

CONSEQUENCES OF THE MERGER ON THE COMPANY'S QUALIFICATION AS A REIT

  In light of the complex federal income tax requirements applicable to REITs, the Merger could have adverse consequences on the Company's continued qualification as a REIT, as discussed in greater detail below. Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to the Company, is of the opinion that the Company will continue to qualify as a REIT following the Merger so long as (A) the Company has met at all times since the Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and
(B) either PSMI at the time of (and giving effect to) the Merger was not considered to have any current or accumulated earnings and profits for tax purposes or the Company makes distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits. See "--Nonqualifying Income", "--Violation of Ownership Requirements," and "--Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years." Hogan & Hartson, however, has not opined that the Company will continue to meet the stock ownership and gross income requirements applicable to REITs following the Merger or that PSMI did not have current or accumulated earnings and profits at the time of the Merger, due to the numerous factual determinations and future events that bear on those conclusions.

  The Company's Assumption of Management Activities With Respect to its Properties. Because of the complex federal income tax requirements attributable to REITs, a number of federal income tax issues must be addressed in connection with the Merger that are unique to the Company's status as a REIT. One issue is whether the Company is permitted to perform property management functions internally with respect to the mini-warehouse and business park properties ("Properties") it owns. Generally, a REIT is permitted to perform services with respect to properties it rents to tenants so long as such services are usually and customarily rendered in connection with the rental of space for occupancy only and are not considered to be "rendered to the occupant." If a REIT performs services beyond this extent, the rental income received for the use of its property will not qualify as "rental income" for purposes of the REIT gross income tests. See "--Tax Treatment of the Company--Technical Requirements for Taxation as a REIT." Failure of the rental income received for properties that the Company owns to qualify as "rental income" would result in the disqualification of the Company as a REIT. See "--Tax Treatment of the Company--Termination of REIT Election."

  As a result of the Merger, the Company "self-manages" the Properties it owns. The Company received a private letter ruling from the IRS to the effect that, should the Company acquire PSMI and assume and perform the management activities of its Properties, such property management activities by the Company would not adversely affect the characterization of the Company's rents from the Properties as rents from real property. The ruling is based on the Company's description of those management activities to be performed in connection with Properties it owns, including maintenance, repair, lease administration and accounting, and security. The ruling also considers the ancillary activities to be directly performed by the Lock/Box Company, such as the sale of inventory products such as locks, boxes, and packing materials.

  Nonqualifying Income. The Company must meet several annual gross income tests to retain its REIT qualification. See "--Tax Treatment of the Company-- Technical Requirements for Taxation as a REIT." Under the 95% gross income test, the Company must derive at least 95% of its total gross income from specified classes of income related to real property, dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute "dealer property." Income related to real property includes:
(i) proceeds from the rental of mini-warehouse facilities; (ii) interest on obligations secured by mortgages on real property; and (iii) gains from the sale or other disposition of real property (other than real property held by the Company as a dealer).

  After the Merger, the Company assumed and performs property management activities for the various partnerships and REITs in which the Company has an interest that own Properties, as well as for various other entities that own mini-warehouse properties and/or business parks. The Company will receive management fees from such partnerships, REITs, and other owners in exchange for the performance of such management activities. The gross income received by the Company from these property management activities with respect to Properties owned by other entities (including the REITs in which the Company has an ownership interest) and advisory services rendered to such other entities will be treated as income not qualifying under the 95% gross income test ("Nonqualifying Income"). See "-- Acquisition of Affiliated Partnership Interests in the Merger." If there were no change in current revenues of the Company through acquisitions or otherwise and no other action by the Company to reduce its nonqualifying income (for example, through the prepayment of management fees described below), the Company estimates that it would not satisfy the 95% gross income test for 1996 because its nonqualifying income would represent approximately 7% of its total gross income for 1996. However, the percentage of Nonqualifying Income may be reduced in a variety of ways. First, the Company could reduce the actual dollar amount of its Nonqualifying Income. Second, because the income tests are based on a percentage of total gross income, increases in overall gross income that result from increases in qualifying rents will reduce the percentage of Nonqualifying Income. Pursuant to the Company's existing acquisition program, the Company believes that additional assets that are expected to be acquired by it during 1995 and 1996 would generate additional qualifying income, thereby lowering the percentage of total Nonqualifying Income recognized by it. Finally, to the extent that the Company acquires properties following the Merger for which it assumed management responsibilities in connection with the Merger, the management fees received with respect to such properties would cease to be Nonqualifying Income. Nevertheless, there can be no assurance that future acquisitions will be made in amounts or at such times to permit the Company to satisfy these gross income requirements. Moreover, increases in other Nonqualifying Income may similarly affect these calculations.

  If the Company determines at any time during the year that the receipt of third-party management fees could adversely affect its ability to satisfy the 95% gross income test, it will notify the third-party property owners to which it provides property management services and request that management fees be paid at reduced rates for the remainder of the year. The Company will, to the extent possible under existing tax guidelines, defer receipt of such fees to a succeeding year in which recognition of the Nonqualifying Income would not jeopardize its qualification as a REIT. If such deferral is not possible, however, the Company would reduce the fees without condition or deferral. Although this measure would reduce the Company's gross income (and correspondingly its net profits), it would effectively reduce the Company's overall Nonqualifying Income in order to preserve its REIT status. The Company anticipates that this measure will be taken only as necessary and intends to pursue less costly alternatives when appropriate.

  In addition, in order to reduce the amount of Nonqualifying Income, before December 31, 1995 the Company expects to have certain Properties pre-pay to the Company all or a portion of the management fees that the Company otherwise would be expected to receive for 1996, discounted to compensate for early payment (payment estimated at approximately $4.5 million). Pre-payment of management fees will reduce the percentage of Nonqualifying Income received by the Company in taxable years subsequent to such prepayment. Hogan & Hartson is of the opinion that it is more likely than not that the IRS would respect the inclusion of the prepaid management fees in the gross income of the Company when they are received. Hogan & Hartson's opinion is based on numerous cases where courts have upheld the IRS's position that fees should be included in income when they are received, rather than when the services to which such fees relate are performed. There are, however, several contrary authorities where courts, over the IRS's objections, have held that prepaid amounts are not included in income in advance of performance. Because of these contrary authorities, there can be no assurance that the IRS might not assert that such management fees should be included in the gross income of the Company as the related management services are provided, rather than being included in the gross income when they are received. If the IRS were to successfully challenge the treatment of such management fees and the inclusion of such fees in the Company's gross income resulted in it failing the 95% gross income test for a taxable year ending after the Merger, the Company's REIT status may terminate for such year and future years unless it meets the "good cause" exception described above. For years subsequent to 1996, assuming that there were no changes in current revenues of the Company and assuming no acquisition or development of additional assets, the Company estimates that it would not be able to satisfy the 95% gross income test unless it were to take further steps to reduce its percentage of Nonqualifying Income for those years (for example by deferring the payment of management fees until later years or by disposing of a portion of its management business, including possibly to a taxable corporation in which the Company would own substantially all of the economic interests but none of the voting stock).

  Finally, the Company and the various other owners of mini-warehouses and business parks for which the Company performs management activities (the "Owners") have entered into an agreement (the "Administrative and Cost-Sharing Agreement") with PSCC, Inc. ("PSCC") pursuant to which PSCC provides the Owners and the Company certain administrative and cost-sharing services in connection with the operation of the Properties and the performance of certain administrative functions. Each of the Owners and the Company pay the PSCC directly for services rendered by PSCC in connection with the Administrative and Cost Sharing Agreement. That payment is separate from and in addition to the compensation paid to the Company under the management agreement for the management of the Properties owned by the Owners. The Company has received a private letter ruling from the IRS to the effect that the reimbursements and other payments made to PSCC by the Owners will not be treated as revenues of the Company for purposes of the 95% gross income test.

  If the Company fails to meet the 95% gross income test during any taxable year, its REIT status would terminate for that year and future years unless it qualifies for the "good cause" exception. In order to qualify for the "good cause" exception, the Company would have to satisfy each of the following: (i) it reported the source and nature of each item of its gross income in its federal income tax return for such year; (ii) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and
(iii) the failure to meet such test is due to a reasonable cause and not to willful neglect. The Company intends to conduct its operations and affairs so that it meets the 95% gross income test for each taxable year. The Company also intends to operate so that, in the event it were to fail to meet the 95% gross income test, it would satisfy the "reasonable cause" requirement of the "good cause" exception because it exercised ordinary business care and prudence in attempting to satisfy the 95% gross income test (including by receiving opinions of counsel where appropriate). There can be no assurance, however, that if the Company were unable to satisfy the 95% gross income test, the IRS would necessarily agree that the Company had operated in a manner that qualifies for the "good cause" exception. Furthermore, even if the Company's REIT status were not terminated because of the "good cause" exception, the Company still would be subject to an excise tax on any excess nonqualifying income. Generally, if the Company fails the 95% gross income test but still retains its qualification as a REIT under the "good cause" exception, it would be subject to a 100% excise tax on the amount of the excess nonqualifying income multiplied by a fraction, the numerator of which would be the Company's taxable income (computed without its distribution deduction) and the denominator of which would be the Company's gross income from all sources. This excise tax would have the general effect of causing the Company to pay all net profits generated from this excess nonqualifying income to the IRS.

  Acquisition of Affiliated Partnership Interests in the Merger. In the Merger, the Company acquired interests in various partnerships that own and operate Properties. The Company, for purposes of satisfying the REIT asset and gross income tests, will be treated as if it directly owns a proportionate share of each of the assets of these partnerships. For these purposes, under current Treasury regulations the Company's interest in each of the partnerships must be determined in accordance with its "capital interest" in such partnership. The character of the various assets in the hands of the partnership and the items of gross income of the partnership will retain their same character in the hands of the Company for these purposes. Accordingly, to the extent the partnership receives real estate rentals and holds real property, a proportionate share of such qualified income and assets will be treated as qualified rental income and real estate assets of the Company for purposes of determining its REIT qualification. The Company expects that substantially all of the properties of the partnerships will constitute real estate assets and will generate qualifying rental income for purposes of the REIT gross income tests.

  The acquisition of these partnership interests in the Merger creates several issues regarding the Company's satisfaction of the 95% gross income test. First, the Company will earn property management fees from these partnerships. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT interest in the partnership in effect is disregarded in applying the 95% gross income test where the REIT holds a "substantial" interest in the partnership. The Company expects to disregard the portion of management fees derived from partnerships in which it is a partner that corresponds to its interest in these partnerships in determining the amount of its Nonqualifying Income, and the estimate of the Company's prepayment of management fees set forth above was computed based upon this approach. There can be no assurance, however, that the IRS would not take a contrary position with respect to the Company, either rejecting the approach set forth in the private letter rulings mentioned above or contending that the Company's situation is distinguishable from those addressed in the private letter rulings (for example, because the Company does not have a "substantial" interest in the partnerships).

  Second, the Company will acquire interests in certain of these partnerships that entitles the Company to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing Treasury Regulations do not specifically address this situation, and it is uncertain, based on existing authority, how the Company's "capital interest" in these partnerships will be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to the Company and the percentage of the management fees paid to the Company that are disregarded in determining the Company's Nonqualifying Income. For example, if the Company takes the position that it has a 25% "capital interest" in a partnership (because it would receive 25% of the partnership's assets upon a sale and liquidation) but the IRS determines it only has a 1% "capital interest" (because the original holder of the Company's interest only contributed 1% of the total capital contributed to the partnership), the Company's share of the qualifying income from the partnership would be reduced and the portion of the management fee from the partnership that would be treated as Nonqualifying Income would be increased, thereby adversely affecting the Company's ability to satisfy the 95% gross income test. In determining its "capital interest" in the various partnerships in which the Company acquired an interest in the Merger, the Company will determine the percentage of the partnership's assets that would be distributed to it if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the IRS will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining the Company "capital interests." If that were to occur, it could adversely affect the Company's ability to satisfy the 95% gross income test following the Merger.

  Violation of Ownership Requirements. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under certain attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. The value of the outstanding capital stock held by the Hughes Family is currently estimated to be approximately 45%. Accordingly, no four individuals other than the Hughes Family may own directly or constructively, in the aggregate, more than 5% of the value of outstanding stock of the Company. In order to assist the Company in meeting these ownership restrictions, the Articles of Incorporation and Bylaws prohibit the actual or constructive ownership of more than 2.0% of the outstanding shares of all common stock of the Company or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock of the Company. (The Articles of Incorporation and Bylaws provide, however, that no person is deemed to exceed this ownership limitation solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the Merger.) However, even with these ownership limitations, the Company could still be in violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the Articles of Incorporation and Bylaws. Therefore, to further assist the Company in meeting the ownership restrictions, the Hughes Family entered into an agreement with the Company for the benefit of the Company and certain designated charitable beneficiaries restricting their acquisition of additional shares of the Company's capital stock and providing that if, at any time, for any reason, more than 50% in value of the Company's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of Common Stock of the Company owned by Wayne Hughes necessary to cure such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. These provisions are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to the Company (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that the Company failed to enforce these various arrangements and, hence, there can be no assurance that these arrangements will necessarily preserve the Company's REIT status. No private letter ruling has been sought by the Company from the IRS with respect to the effect of these arrangements.

  Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years. A REIT is not allowed to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. In a corporate reorganization qualifying as a tax free statutory merger, the acquired corporation's current and accumulated earnings and profits are carried over to the surviving corporation. Any earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of a REIT attributable to non- REIT years. Accordingly, the accumulated earnings and profits, if any, of PSMI and its predecessors (including earnings and profits resulting from transactions undertaken in contemplation of the Merger or from the Merger itself) carried over to the Company in the Merger and the Company is required to distribute any such accumulated earnings and profits prior to the close of 1995 (the year in which the Merger occurred). Failure to do so would result in disqualification of the Company as a REIT (unless the "deficiency dividend" procedures described below apply and the Company complies with those procedures).

  The amount of the accumulated earnings and profits of PSMI acquired by the Company will be based on the consolidated earnings and profits of PSMI (including each of its predecessors) through and including the date of the Merger ("Consolidated Accumulated Earnings"). In connection with the Merger, the Company received a study prepared by PSMI of the earnings and profits of PSMI and its subsidiaries, taking into account projected income of PSMI and its predecessors to and including the time of the Merger and distributions to the PSMI shareholders made at or prior to the time of the Merger, that showed that PSMI had no Consolidated Accumulated Earnings at the time of the Merger. The determination of accumulated earnings and profits acquired by the Company in the Merger ("Acquired Earnings") depends upon a number of factual matters related to the activities and operations of PSMI and its predecessors during their entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of PSMI and its predecessors for years prior to and including the Merger and propose adjustments to increase their taxable income. Because the earnings and profits study used to calculate the amount of Acquired Earnings is based on these returns, any such adjustments could increase the amount of the Acquired Earnings. In this regard, the IRS can consider all taxable years of PSMI and its predecessors as open for review for purposes of determining the amount of earnings and profits.

  Although not free from doubt, "deficiency dividend" procedures may be available for the Company to distribute any Acquired Earnings that were subsequently determined to exist as a result of an IRS audit. In order to use this "deficiency dividend" procedure, the Company would have to make an additional dividend distribution to its shareholders (in addition to distributions made for purposes of satisfying the normal REIT distribution requirements), in the form of cash, notes, other property, or stock in a taxable stock dividend, within 90 days of the IRS determination. In addition, the Company would have to pay to the IRS an interest charge on 50% of the Acquired Earnings that were not distributed prior to December 31, 1995, from the date on which its 1995 tax return was due to the date the IRS determination was made. The statute and Treasury regulations related to the application of the "earnings and profits distribution" requirement to a REIT that acquires a "non-REIT" in a reorganization and the availability of the "deficiency dividend" procedure in those circumstances are not entirely clear, and there can be no assurance that the IRS would not take the position either that the "deficiency dividend" procedure is not available (in which case, the Company would cease to qualify as a REIT effective for its taxable year in which the Merger occurred) or, alternatively, that even if the procedure is available, the Company cannot qualify as a REIT for the taxable year in which the Merger occurred (but it could qualify as a REIT for subsequent years).

TAXATION OF SHAREHOLDERS

  Distributions will generally be taxable to Shareholders as ordinary income to the extent of the Company's earnings and profits. For this purpose, earnings and profits of the Company will first be allocated to distributions paid on preferred stock until an amount equal to such distributions has been allocated thereto. As a result, it is likely that any distributions paid on preferred stock will be taxable in full as dividends to the holders of preferred stock. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the shareholders on December 31 of the calendar year during which they were declared. Distributions paid to Shareholders will not constitute passive activity income and as a result, generally cannot be offset by losses from passive activities of Shareholders subject to the passive activity rules. Distributions designated by the Company as capital gain dividends generally will be taxed as long-term capital gain to Shareholders, to the extent that the distributions do not exceed the Company's actual net capital gain for the taxable year. Corporate Shareholders may be required to treat up to 20% of any such capital gain dividends as ordinary income. Distributions by the Company, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations. If the Company should realize a loss, Shareholders will not be permitted to deduct any share of that loss. Future regulations may require that Shareholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company.

  The Company may distribute cash in excess of its net taxable income. Upon distribution of such cash by the Company to Shareholders (other than as a capital gain dividend), if all of the Company's current and accumulated earnings and profits have been distributed, the excess cash will be deemed to be a non-taxable return of capital to each Shareholder to the extent of the adjusted tax basis of the Shareholder's capital stock. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the capital stock. A Shareholder who has received a distribution in excess of current and accumulated earnings and profits of the Company may, upon the sale of the capital stock, realize a higher taxable gain or a smaller loss because the basis of the Common Stock as reduced will be used for purposes of computing the amount of the gain or loss. Generally, gain or loss realized by a Shareholder upon the sale of capital stock will be reportable as capital gain or loss. If a Shareholder receives a long-term capital gain dividend from the Company and has held the capital stock for six months or less, any loss incurred on the sale or exchange of the capital stock is treated as a long-term capital loss, to the extent of the corresponding long-term capital gain dividend received.

  If a Shareholder is subject to "backup withholding," the Company will be required to deduct and withhold from any dividends payable to such Shareholder a tax of 31%. These rules may apply when a Shareholder fails to supply a correct taxpayer identification number, or when the IRS notifies the Company that a Shareholder is subject to the rules or has furnished an incorrect taxpayer identification number.

  The Company is required to demand annual written statements from the record holders of designated percentages of its capital stock disclosing the actual owners of the capital stock and to maintain permanent records showing the information it has received as to the actual ownership of such capital stock and a list of those persons failing or refusing to comply with such demand.

  In any year in which the Company does not qualify as a REIT, distributions by the Company to Shareholders will be taxable in the same manner discussed above, except that no distributions can be designated as capital gain dividends, distributions will be eligible for the corporate dividends received deduction, and Shareholders will not receive any share of the Company's tax preference items.

  Tax Exempt Investors. In general, a tax exempt entity that is a Shareholder is not subject to tax on distributions from the Company or gain realized on the sale of capital stock, provided that the tax exempt entity has not financed the acquisition of its capital stock with "acquisition indebtedness" within the meaning of the Code. Special rules apply to organizations exempt under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), and such prospective investors should consult their own tax advisors concerning the applicable "set aside" and reserve requirements. In addition, certain distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10% of the REIT will, in certain circumstances, be treated as "unrelated business taxable income."

SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

  The rules governing U.S. Federal income taxation of non-U.S. stockholders (as defined below) are complex, and the following discussion is intended only as a summary of such rules. Prospective non-U.S. stockholders should consult with their tax advisors to determine the impact of U.S. Federal, state, and local income tax laws on an investment in the REIT, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws. For purposes of this discussion, a non-U.S. stockholder is a holder of Securities that, for U.S. Federal income tax purposes, is not a "United States person." A "United States person," in turn, means a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; or an estate or trust whose income is includible in gross income for U.S. Federal income tax purposes regardless of its source. The following discussion assumes that the Securities are held as "capital assets" under the Code.

  Distributions to a non-U.S. stockholder will generally be subject to tax as ordinary income to the extent of the Company's current and accumulated earnings and profits as determined for U.S. Federal income tax purposes. Such distributions will generally be subject to withholding of such income tax at a 30% rate, unless reduced by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business. If the amount distributed exceeds a non-U.S. stockholder's allocable share of such earnings and profits, the excess will be treated as a tax-free return of capital to the extent of such stockholder's adjusted basis in the Securities. To the extent that such distributions exceed the adjusted basis of a non-U.S. stockholder's Securities, such distributions will generally be subject to tax if such stockholder would otherwise be subject to tax on any gain from the sale or disposition of its Securities, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the same rate as dividends. Amounts so withheld, however, are refundable or creditable against U.S. Federal tax liability if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company, unless the non-U.S. stockholder is otherwise subject to U.S. Federal income tax.

  For any year in which the Company qualifies as a REIT, distributions to a non-U.S. stockholder that are attributable to gain from the sales or exchanges by the Company of "United States real property interests" will be treated as if such gain were effectively connected with a United States trade or business and will thus be subject to tax at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax) under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. The Company is required to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. This amount may be credited against the non-U.S. stockholder's FIRPTA tax liability.

  Gain recognized by a non-U.S. stockholder upon a sale of its Securities will generally not be subject to tax under FIRPTA if the Company is a "domestically controlled REIT," which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by non-U.S. persons. Because only a minority of the Shareholders are non-U.S. stockholders, the Company expects to qualify as a "domestically controlled REIT." Accordingly, a non-U.S. stockholder should not be subject to U.S. tax from gains recognized upon disposition of the Securities, provided that such gain is not effectively connected with the conduct of a United States trade or business and, in the case of an individual stockholder, such holder is not present in the United States for 183 days or more during the year of sale and certain other requirements are met.

  Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on the Securities to a non-U.S. stockholder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of the Securities is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its non-U.S. stockholder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the Securities by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. stockholder and certain other conditions are met, or the holder otherwise establishes an exemption.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-U.S. stockholder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

  These information reporting and backup withholding rules are under review by the United States Treasury and their application to the Securities could be changed by future regulations.

STATE AND LOCAL TAXES

  The tax treatment of the Company and the Shareholders in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of the Company and the Shareholders is provided nor is any representation made as to the tax status of the Company in such states. All investors should consult their tax advisors as to the treatment of the Company under the respective state tax laws applicable to them.

                                LEGAL OPINIONS

  David Goldberg, senior vice president and general counsel of the Company, has delivered an opinion to the effect that the securities offered by this Prospectus will be validly issued, fully paid and nonassessable. Hogan & Hartson L.L.P., Washington, D.C., has delivered an opinion as to the status of the Company as a REIT. Mr. Goldberg owns 67,229 shares of Common Stock, 1,000 shares of convertible preferred stock and 500 shares of Senior Preferred Stock, and has options to acquire an additional 62,500 shares of Common Stock. See "Certain Federal Income Tax Considerations."

                                    EXPERTS

  The consolidated financial statements of the Company for the year ended December 31, 1994 incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report with respect thereto. The following have also been audited by Ernst & Young LLP as set forth in their reports with respect thereto: (i) the financial statements of Public Storage Properties VII, Inc. which is included in the Registration Statement on Form S-4 (No. 33-58893) of Storage Equities, Inc., (ii) the combined statements of assets, liabilities and deficit of the property management and advisory businesses of Public Storage, Inc. as of December 31, 1994 and 1993 and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1994, and our report dated July 10, 1995 on the combined summaries of historical information relating to real estate interests to be acquired for each of the three years in the period ended December 31, 1994 which are included in the Current Report on Form 8-K, as amended by a Form 8-K/A, each dated June 30, 1995, of Storage Equities, Inc., and (iii) the combined statements of assets, liabilities and equity of the property management and advisory businesses and real estate assets of Public Storage, Inc. as of December 31, 1994 and 1993 and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1994 which are included in the Current Report on Form 8-K dated November 16, 1995, of Public Storage, Inc. Such financial statements are incorporated herein in reliance upon such reports given upon the authority of such form as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS, OFFICERS AND AGENTS.

  In August 1988, the Company's Articles of Incorporation were amended (as approved by the shareholders in August 1988) to provide that the Company may indemnify the agents of the Company to the maximum extent permitted under California law. See Section V of the Certificate of Amendment of Articles of Incorporation (Exhibit 3.11) and Article VII of the By-Laws (Exhibit 3.12) which are incorporated herein by this reference. In October 1988, the Company also entered into indemnity agreements (in the form approved by the shareholders in August 1988) with its management and non-management directors and executive officers. The agreements permit the Company to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Company from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the amendment to the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. The Company believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and executive officers of the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits: See Exhibit Index contained herein.

  (b) Financial Statement Schedules:

  See Index to Financial Statement Schedules in registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

  All other financial statement schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) To remove from registration by means of a post-effective amendment any of the Securities being registered which remains unsold at the termination of the offering.

  (6) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (7) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (8) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective data of the registration statement through the date of responding to the request.

  (9) Except as permitted by General Instruction H to Form S-4 (in a transaction not covered by General Instruction I), the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 12th day of December, 1995.

                                PUBLIC STORAGE, INC.

                                By:    /s/ B. WAYNE HUGHES
                                   __________________________________
                                           B. Wayne Hughes,
                                        Chairman of the Board

  Each person whose signature appears below hereby authorizes B. Wayne Hughes and Harvey Lenkin, and each of them, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----

       /s/ B. WAYNE HUGHES           Chairman of the Board, Chief  December 12, 1995
____________________________________ Executive Officer and
          B. Wayne Hughes            Director (principal
                                     executive officer)

        /s/ HARVEY LENKIN            President and Director        December 12, 1995
____________________________________
           Harvey Lenkin

    /s/ RONALD L. HAVNER, JR.        Senior Vice President and     December 12, 1995
____________________________________ Chief Financial Officer
       Ronald L. Havner, Jr.         (principal financial officer
                                     and principal accounting
                                     officer)

     /s/ ROBERT J. ABERNETHY         Director                      December 12, 1995
____________________________________
        Robert J. Abernethy

      /s/ DANN V. ANGELOFF           Director                      December 12, 1995
____________________________________
          Dann V. Angeloff

      /s/ WILLIAM C. BAKER           Director                      December 12, 1995
____________________________________
          William C. Baker

       /s/ URI P. HARKHAM            Director                      December 12, 1995
____________________________________
           Uri P. Harkham
        /s/ BERRY HOLMES             Director                      December 12, 1995
____________________________________
            Berry Holmes

      /s/ MICHAEL M. SACHS           Director                      December 12, 1995
____________________________________
          Michael M. Sachs

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
   1.1   Form of Underwriting Agreement.(1)
   2.1   Agreement and Plan of Reorganization by and among Public Storage,
         Inc., Public Storage Management, Inc. and the registrant dated as of
         June 30, 1995.(2)
   2.2   Amendment to Agreement and Plan of Reorganization by and among Public
         Storage, Inc., Public Storage Management, Inc. and the registrant dated as of November 13, 1995.(3)
   3.1   Restated Articles of Incorporation.(4)
   3.2   Certificate of Determination for the 10% Cumulative Preferred Stock,
         Series A.(4)
   3.3   Certificate of Determination for the 9.20% Cumulative Preferred Stock,
         Series B.(4)
   3.4   Amendment to Certificate of Determination for the 9.20% Cumulative
         Preferred Stock,
         Series B.(5)
   3.5   Certificate of Determination for the 8.25% Convertible Preferred
         Stock.(4)
   3.6   Certificate of Determination for the Adjustable Rate Cumulative
         Preferred Stock, Series C.(4)
   3.7   Certificate of Determination for the 9.50% Cumulative Preferred Stock,
         Series D.(6)
   3.8   Certificate of Determination for the 10% Cumulative Preferred Stock,
         Series E.(7)
   3.9   Certificate of Determination for the 9.75% Cumulative Preferred Stock,
         Series F.(8)
   3.10  Certificate of Determination for the Convertible Participating
         Preferred Stock.(9)
   3.11  Certificate of Amendment of Articles of Incorporation.(9)
   3.12  Bylaws, as amended.(10)
   4.1   Form of Certificate of Determination for additional series of
         Preferred Stock.(1)
   4.2   Form of Deposit Agreement.(1)
   4.3   Form of Warrant Agreement.(1)
   5.1   Opinion of David Goldberg as to the legality of the securities being registered.(10)
   8.1   Opinion of Hogan & Hartson L.L.P. re tax matters.(10)
  10.1   Loan Agreement between the registrant and Aetna Life Insurance Company dated as of July 11, 1988.(11)
  10.2   Amendment to Loan Agreement between the registrant and Aetna Life
         Insurance Company dated as of September 1, 1993.(12)
  10.3   Credit Agreement by and among the registrant, Wells Fargo Bank
         National Association, as agent, and the financial institutions party thereto dated as of May 22, 1995.(13)
  10.4   Note Assumption and Exchange Agreement by and among Public Storage
         Management, Inc., Public Storage, Inc., the registrant and the holders of the notes dated as of November 13, 1995.(10)
 *10.5   Registrant's 1990 Stock Option Plan.(14)
 *10.6   Registrant's 1994 Stock Option Plan.(14)
  12.1   Statement on computation of ratio of earnings to fixed charges.(15)
  23.1   Consent of Independent Auditors.(10)
  23.2   Consent of David Goldberg (included in Exhibit 5.1).
  23.3   Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).

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 (1) To be filed by amendment or incorporated by reference in connection with the offering of Securities.
 (2) Filed as Appendix A to the registrant's Proxy Statement dated October 11, 1995 (filed October 13, 1995) and incorporated herein by reference.
 (3) Filed with the Registrant's Current Report on Form 8-K dated November 16, 1995 and incorporated herein by reference.
 (4) Filed with the registrant's Registration Statement No. 33-54557 and incorporated herein by reference.
 (5) Filed with the registrant's Registration Statement No. 33-56925 and incorporated herein by reference.
 (6) Filed with the registrant's Form 8-A/A Registration Statement relating to the 9.50% Cumulative Preferred Stock, Series D and incorporated herein by reference.
 (7) Filed with the registrant's Form 8-A/A Registration Statement relating to the 10% Cumulative Preferred Stock, Series E and incorporated herein by reference.
 (8) Filed with the registrant's Form 8-A/A Registration Statement relating to the 9.75% Cumulative Preferred Stock, Series F and incorporated herein by reference.
 (9) Filed with registrant's Registration Statement No. 33-63947 and incorporated herein by reference.
(10) To be filed by amendment.
(11) Filed with the registrant's Current Report on Form 8-K dated July 14, 1988 and incorporated herein by reference.
(12) Filed with the registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.
(13) Filed with the registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995 and incorporated herein by reference.
(14) Filed with the registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.
(15) Filed with registrant's Form 10-Q for the quarterly period ended September 30, 1995 and incorporated herein by reference.

  *Compensatory Benefit Plan.